Blugrass Energy Inc. Announces the Sale of Cave Pool Oil Properties in Eddy County, New Mexico to Quad Energy Corp.

CALGARY, AB, Feb 09, 2011 (MARKETWIRE via COMTEX) -- Blugrass Energy Inc. (PINKSHEETS: BLUG) (OTCQB: BLUG) is pleased to announce the completion of a purchase and sale agreement with Quad Energy Corp. for 100% of the Cave Pool Oil Properties in Eddy County, New Mexico. The purchase agreement has a total value of eight hundred and seventy thousand dollars ($870,000.00). Quad has issued Blugrass five million (5,000,000) common shares valued at $.10 per share for the first part of the purchase agreement. Quad will also assume and pay Blugrass' debt to Doral Energy Inc. by issuing to Doral two million five hundred thousand (2,500,000) common shares valued at $.10 per share for this portion of the purchase agreement. Quad has also assumed Blugrass' debt of one hundred and twenty thousand dollars ($120,000.00) for services associated with the/environmental company that has performed work on the Cave Pool property. Further terms and conditions of this agreement will be disclosed in Blugrass' Form 8-K to be filed with the Securities and Exchange Commission.

On Behalf of the Board of Directors

John Kenney Berscht

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Statements contained herein that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, the company's ability to obtain additional financing and the demand for the company's products. Any investment in the company would be extremely speculative and involve a high degree of risk and should not be pursued unless the investor could afford to lose their entire investment. Before investing, please review this filing, all past public filings with the SEC, all current Pinksheets.com filings and consult a registered broker dealer or contact the financial industry regulatory authority ("FINRA") for more information regarding locating a qualified party to assist in making an investment decision. The company undertakes no obligation to publicly update these forward- looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the company's success are more fully disclosed in the company's most recent public filings with the U.S. Securities and Exchange Commission. Forward-looking statements are typically identified by the use of terms such as "anticipate" "believe" "could" "estimate" " expect" "intend" "may" "might" "plan" "predict" "project" "should" "will" and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.

Contact:

Blugrass Energy Inc.

Tony Collins

1-877-511-0110